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                                                                   EXHIBIT 23(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 (No. 333-49541) of our report dated March 26, 1998, except Note 2 (third paragraph) and Note 15, as to which the date is May 29, 1998, appearing on page 40 of Niagara Mohawk Power Corporation's Annual Report on Form 10K/A for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 109 in the Niagara Mohawk Power Corporation's Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in the Prospectus.



/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP



Syracuse, New York
June 17, 1998